16 Rue Hamen,
L-5219 Sandweiler,
Luxembourg
11th February 2008

[Typeset Copy]

Dear Sirs:

I am concerned that my requests for normal corporate and financial information relating to the activities of Premier Wealth Management Inc. have been ignored. As a direct result of this lack of information flow, it is not possible for me to continue in the capacity as a Director of the Company.

There has been remuneration owing to me since the commencement of my contract on 4th September 2007 and a small expense reclaim is also outstanding currently. I request a summary statement confirming when these debts will be settled.

Upon settlement, I am willing to review my relationship with PWMI. In the meantime, please confirm that my resignation as a Director has been duly noted and actioned by return confirmation.

Yours faithfully,

s/A.J. Nightingale
A.J. Nightingale